Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS FISCAL 2011 FINANCIAL

RESULTS, REFLECTING RECORD FULL YEAR EARNINGS

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Company Reports Record Full Year Fiscal 2011 Diluted EPS of $1.75,

a 32% Increase Over Last Year EPS of $1.33

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Full year Fiscal 2011 GAAP Diluted EPS of $1.75, a record for the Company, reflecting an increase of 32% over Fiscal 2010 full year GAAP Diluted EPS of $1.33, and slightly higher than the low end of prior guidance of $1.73-$1.83 provided on July 27, 2011.

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Full year Fiscal 2011 Non-GAAP Adjusted Diluted EPS of $1.87, an increase of 10% over Fiscal 2010 full year Non-GAAP Adjusted Diluted EPS of $1.70, and slightly higher than the low end of prior guidance of $1.85-$1.95.

•	Q4 GAAP Diluted EPS of $0.20, a decrease from last year’s Q4 Diluted EPS of $0.33, and slightly higher than the low end of prior guidance of $0.18-$0.28 provided on July 27, 2011.

•	Q4 Non-GAAP Adjusted Diluted EPS of $0.23, a decrease from last year’s Q4 Adjusted Diluted EPS of $0.33, and slightly higher than the low end of prior guidance of $0.21-$0.31.

•	Projected full year Fiscal 2012 GAAP Diluted EPS of $1.55-$1.78, a projected change between a decrease of 11% and an increase of 2% from Fiscal 2011 full year GAAP Diluted EPS of $1.75.

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Projected full year Fiscal 2012 Non-GAAP Adjusted Diluted EPS of $1.66-$1.89, a projected change between a decrease of 11% and an increase of 1% from Fiscal 2011 full year Non-GAAP Adjusted Diluted EPS of $1.87.

•	All share and per share amounts give effect to two-for-one stock split of March 1, 2011.

Philadelphia, PA, November 17, 2011 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and full year fiscal 2011, which ended September 30, 2011, reflecting record annual earnings for the full year fiscal 2011. The Company’s diluted earnings per share for its fourth quarter and full year fiscal 2011 were slightly higher than the low end of its July 27, 2011 earnings guidance. On November 15, 2011 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.175 per share payable December 28, 2011.

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 2

Full Year Fiscal 2011 Financial Results

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GAAP net income for fiscal 2011 was $23.0 million, a 37% increase compared to $16.8 million for fiscal 2010. GAAP diluted earnings per share for fiscal 2011 was $1.75, a 32% increase compared to $1.33 for fiscal 2010.

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Non-GAAP adjusted net income (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) for fiscal 2011 was $24.6 million, a 14% increase over the comparably adjusted non-GAAP net income of $21.6 million for fiscal 2010. Non-GAAP adjusted diluted earnings per share for fiscal 2011 was $1.87 per share, a 10% increase over the comparably adjusted non-GAAP diluted earnings per share of $1.70 for fiscal 2010.

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GAAP net income and Non-GAAP adjusted net income for fiscal 2011 include a reduction of state income tax expense, net of federal expense, of $0.9 million, or approximately $0.06 per share (diluted), related to settlements of uncertain income tax positions.

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Adjusted EBITDA was $54.4 million for fiscal 2011, an increase of 13% over the $48.3 million of Adjusted EBITDA for fiscal 2010. Adjusted EBITDA is defined in the financial tables at the end of this press release.

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Adjusted EBITDA before restructuring and other charges was $54.6 million for fiscal 2011, an increase of 1.1% over the $54.0 million of Adjusted EBITDA before restructuring and other charges for fiscal 2010.

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Net sales for fiscal 2011 increased 2.7% to $545.4 million from $531.2 million for fiscal 2010. The increase in sales for fiscal 2011 compared to fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company’s maternity apparel leased department relationship with Macy’s®, and (2) increased Internet sales; partially offset by (3) decreased sales related to the Company’s continued efforts to close underperforming stores, and (4) the decrease in comparable store sales.

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Comparable retail sales (which consists of comparable store sales and Internet sales) for fiscal 2011 increased 0.1% versus a comparable retail sales decrease of 3.4% for fiscal 2010. During fiscal 2011, comparable store sales decreased 1.4%, and Internet sales increased 22%. We estimate that the cannibalization impact of our leased department expansion with Macy’s in February 2011 hurt our fiscal 2011 comparable retail sales by approximately 1 percentage point, reflecting a partial year impact. During fiscal 2010, comparable store sales decreased 5.1%, and Internet sales increased 32%.

Fourth Quarter Fiscal 2011 Financial Results

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GAAP net income for the fourth quarter of fiscal 2011 was $2.7 million, a 37% decrease compared to GAAP net income of $4.3 million for the fourth quarter of fiscal 2010. GAAP diluted earnings per share for the fourth quarter of fiscal 2011 was $0.20, a 39% decrease compared to $0.33 for the fourth quarter of fiscal 2010. This fourth quarter fiscal 2011 GAAP earnings performance was slightly higher than the low end of the Company’s guidance, provided in its July 27, 2011 press release, of GAAP diluted earnings per share of between $0.18 and $0.28.

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 3

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Non-GAAP adjusted net income (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) for the fourth quarter of fiscal 2011 was $3.1 million, a 29% decrease from the comparably adjusted non-GAAP net income of $4.3 million for the fourth quarter of fiscal 2010. Non-GAAP adjusted diluted earnings per share for the fourth quarter of fiscal 2011 was $0.23 per share, a 30% decrease from the comparably adjusted non-GAAP diluted earnings per share of $0.33 for the fourth quarter of fiscal 2010. This fourth quarter fiscal 2011 non-GAAP adjusted earnings performance was slightly higher than the low end of the Company’s guidance, provided in its July 27, 2011 press release, of non-GAAP adjusted diluted earnings per share of between $0.21 and $0.31.

•	Adjusted EBITDA was $8.9 million for the fourth quarter of fiscal 2011, a decrease of 25% from the $11.8 million of Adjusted EBITDA for the fourth quarter of fiscal 2010.

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Adjusted EBITDA before restructuring and other charges was $8.9 million for the fourth quarter of fiscal 2011, a decrease of 22% from the $11.4 million of Adjusted EBITDA before restructuring and other charges for the fourth quarter of fiscal 2010.

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Net sales for the fourth quarter of fiscal 2011 increased 4.2% to $129.4 million from $124.3 million for the fourth quarter of fiscal 2010. The increase in sales for the fourth quarter of fiscal 2011 compared to fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company’s maternity apparel leased department relationship with Macy’s and (2) increased Internet sales, partially offset by (3) the decrease in comparable store sales and (4) decreased sales related to the Company’s continued efforts to close underperforming stores.

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Comparable retail sales for the fourth quarter of fiscal 2011 decreased 1.7% versus a comparable retail sales decrease of 0.9% for the fourth quarter of fiscal 2010. During the fourth quarter of fiscal 2011, comparable store sales decreased 4.1%, and Internet sales increased 35%. The comparable retail sales decrease of 1.7% during the fourth quarter of fiscal 2011 was within the Company’s guidance range of a decrease between 0.3% and 2.8% provided in July. We estimate that the cannibalization impact of our leased department expansion with Macy’s in February 2011 hurt our fourth quarter comparable retail sales by between 1 and 2 percentage points. During the fourth quarter of fiscal 2010, comparable store sales decreased 2.3%, and Internet sales increased 26%.

Financing and Related Activities

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The Company prepaid $12.6 million of its Term Loan in fiscal 2011, including the $2.6 million prepayment during the first quarter of fiscal 2011 required under the excess cash flow provision of the Term Loan.

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On November 15, 2011 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.175 per share, payable December 28, 2011 to stockholders of record at the close of business on December 7, 2011.

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On March 1, 2011, the Company effected a two-for-one stock split in the form of a stock dividend. All share and per share amounts included in this fourth quarter fiscal 2011 earnings release give effect to the stock split and have been adjusted retroactively for all periods presented.

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 4

Restructuring and Other Charges

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Beginning in late fiscal 2008, the Company implemented a significant restructuring and cost reduction program, with the objectives of simplifying its merchandise brand and store nameplate structure, improving and simplifying critical processes, and reducing its expense structure. The Company completed the planned activities of the initiative and incurred $3.9 million of pretax expense related to this initiative in fiscal 2010. This initiative resulted in pretax savings of approximately $12 million in fiscal 2009, with incremental pretax savings of approximately $11 million in fiscal 2010 and an additional approximately $6 million in fiscal 2011. Thus, the Company estimates it realized total pretax savings of approximately $29 million in fiscal 2011 as a result of this initiative, which includes the savings realized in fiscal 2009 and fiscal 2010.

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In addition, the Company recorded pretax charges of $0.2 million in fiscal 2011 associated with the hiring of the Company’s President in June 2011, and the Company recorded pretax charges of $1.8 million in fiscal 2010, of which a credit of $0.4 million was recorded in the fourth quarter, primarily associated with the retirement of the Company’s former President and Chief Creative Officer in September 2010 and the retirement of the Company’s former non-executive Chairman of the Board in January 2010.

Retail Locations

The table below summarizes store opening and closing activity for the fourth quarter and full year of fiscal 2011 and 2010, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. The increase in leased department locations at September 30, 2011 versus September 30, 2010 predominantly reflects the opening of 516 leased department locations in January and February 2011 for the Company’s Macy’s expansion, and an additional 168 Sears and Kmart leased department locations in October 2010.

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010

Store Openings (1)
Total	4	3	12	11
Multi-Brand Store Openings	1	2	7	9

Store Closings (1)
Total	9	7	52	37
Closings Related to Multi-Brand Store Openings	2	6	11	22

Period End Retail Location Count (1)
Stores	658	698	658	698
Leased Department Locations	1,694	1,027	1,694	1,027

Total Retail Locations (1)	2,352	1,725	2,352	1,725

(1)	Excludes international franchised locations.

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 5

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010

International Franchised Location Openings
Stores	3	—	7	7
Shop-in-Shop Locations	6	7	29	16

Total International Franchised Location Openings	9	7	36	23

International Franchised Location Closings
Stores	—	—	—	—
Shop-in-Shop Locations	—	—	1	—

Total International Franchised Location Closings	—	—	1	—

Period End International Franchised Location Count
Stores	15	8	15	8
Shop-in-Shop Locations	51	23	51	23

Total International Franchised Locations	66	31	66	31

The Company previously announced that it would discontinue offering maternity apparel in leased departments in Kmart locations and that it anticipated this discontinuation to occur by the end of October. During October 2011 the Company closed all 293 Kmart leased department locations. Kmart represented only a small portion of the overall sales generated by the Company’s leased department relationship with Sears and Kmart through the Company’s agreement with Sears Holdings Corporation. The Company will continue to operate leased departments in Sears stores throughout the United States. As of October 31, 2011, the Company operated 530 leased department locations in Sears stores.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We have very mixed feelings when we look back at fiscal 2011. On the one hand, we are pleased we were able to make continued progress in fiscal 2011, even in the face of a continued challenging sales environment. For fiscal 2011, we achieved record earnings, continued to pay down debt, initiated a meaningful regular quarterly cash dividend, and accomplished a significant nationwide expansion with Macy’s. Our GAAP diluted earnings per share of $1.75 for the full year fiscal 2011 was a record for our Company, increasing 32% versus last year’s GAAP diluted EPS of $1.33, and was slightly higher than the low end of our prior GAAP EPS guidance range of $1.73 to $1.83. On the other hand, we are disappointed that we did not fully achieve our sales and earnings goals for fiscal 2011 and have not yet delivered the turnaround in comparable sales which we anticipated to occur, especially in the second half of fiscal 2011, although for the full fiscal year 2011 our comparable retail sales increased 0.1% after two prior years of comparable retail sales declines.

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 6

“For the fourth quarter of fiscal 2011, our earnings were slightly higher than the low end of our prior guidance range, driven by: (1) sales being in the lower portion of our expected sales range; and (2) gross margin being lower than planned, due to price promotional activity and additional markdowns taken to spur sales and manage inventory; partially offset by (3) lower than planned expenses, driven by our continued tight management of expenses.

“We recognize the continued difficult overall economic environment for the consumer, especially the moderate-priced consumer, although we remain focused on the things that we can control, not on external factors that we cannot control. Our key focus continues to be improving our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation and customer experience.”

Financing and Related Activities

“During fiscal 2011 we made $12.6 million in prepayments on our Term Loan and we paid our three regular quarterly cash dividends, after having initiated this regular quarterly cash dividend in the second quarter of fiscal 2011. Our debt prepayment and regular quarterly dividend payments demonstrate our confidence in the Company’s financial strength, cash flow generation, and prospects for the future, and highlight our commitment to continue to drive shareholder value.

“Over the past several years, we have used our free cash flow predominantly to pre-pay debt and, as a result, we have significantly reduced our financial leverage and our interest expense, as reflected by our total debt decreasing from $128.9 million at the end of fiscal 2005 to $31.3 million at the end of fiscal 2011, and our interest expense decreasing from $15.3 million in fiscal 2005 to $2.2 million in fiscal 2011. With this significant reduction in our financial leverage and interest expense, during the second quarter of fiscal 2011 we decided it was appropriate to begin to use a portion of our earnings and cash flow to return cash to our stockholders through a regular quarterly cash dividend, in order to enhance the total return to our stockholders, while also potentially broadening our investor base.”

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 7

Guidance for Fiscal 2012

“Looking forward, we are confident that we can improve our sales performance and position our Company for continued future growth, by enhancing our merchandise assortments, merchandise presentation and customer experience, and continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.” We have added additional talent to our team to help drive this improvement in sales performance, including, as we previously announced, Chris Daniel having joined us as President on June 1.

“Our financial guidance for the full year fiscal 2012 is as follows:

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Net sales in the $557 to $569 million range, representing a projected sales increase of between 2.1% and 4.3% versus fiscal 2011 net sales of $545.4 million. The planned increase in sales for fiscal 2012 versus fiscal 2011 is driven primarily by: (1) a projected comparable sales increase of 1.6% to 3.8%, with comparable sales projected to be stronger in the second half of the year versus the first half of the year, as we are able to benefit from our merchandising initiatives; and (2) the additional four to five months of sales related to the expansion into 516 additional Macy’s locations in January and February 2011; partially offset by (3) decreased sales related to our continued efforts to close underperforming stores and, to a lesser extent (4) the closure of our 293 Kmart leased department locations during October 2011. The Company projects the cannibalization impact of the Macy’s leased department expansion to hurt fiscal 2012 comparable sales by approximately 1 percentage point.

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Gross margin for fiscal 2012 is expected to decrease modestly versus fiscal 2011, with lower year-over-year gross margin for the first half of fiscal 2012, partially offset by improved year-over-year gross margin in the second half of the year.

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Total selling, general and administrative expenses (SG&A) are planned to be higher than fiscal 2011 in dollar terms and essentially equal to or slightly lower than fiscal 2011 as a percentage of net sales. The projected SG&A increase for the full year primarily results from additional operating expenses resulting from the full year impact of the Macy’s leased department expansion in January and February 2011, as well as other inflationary expense increases and targeted expense increases to help drive sales.

•	Operating income in the $34.9 to $39.9 million range, a projected change between a decrease of 9% and an increase of 4% compared to fiscal 2011 operating income of $38.2 million.

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GAAP diluted earnings per share of between $1.55 and $1.78 per share for fiscal 2012, a projected change between a decrease of 11% and an increase of 2% compared to earnings of $1.75 per share (diluted) for fiscal 2011.

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 8

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Non-GAAP adjusted diluted earnings per common share (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) is projected to be between $1.66 and $1.89 per share for fiscal 2012, a projected change between a decrease of 11% and an increase of 1% versus non-GAAP adjusted diluted earnings per share of $1.87 per share for fiscal 2011.

•	Adjusted EBITDA in the $51.0 to $56.0 million range, a projected change between a decrease of 6% and an increase of 3% compared to the fiscal 2011 Adjusted EBITDA of $54.4 million.

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Open 7 to 11 new stores during the year, including 6 to 9 new multi-brand Destination Maternity stores, and close approximately 28 to 37 stores, with 11 to 15 of these planned store closings related to openings of new Destination Maternity stores.

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Capital expenditures planned at between $11.5 and $14.0 million compared to fiscal 2011 capital expenditures of $12.3 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $9 million and $11 million, compared to $9.1 million in fiscal 2011.

•	Inventory at fiscal 2012 year end planned to be approximately 2-6% lower (approximately $2 to $5 million lower) than fiscal 2011 year end.

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Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of approximately $22 to $28 million for the full year fiscal 2012. Based on the Company’s current quarterly dividend rate of $0.175 per share, the dividend will use approximately $9.3 million of cash flow for fiscal 2012.

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Beginning in October 2012, consistent with the practice of an increasing number of retailers, the Company discontinued monthly sales reporting. The Company will report net sales quarterly after the end of each of its fiscal quarters (December, March, June and September). Also in fiscal 2012, consistent with the practice of an increasing number of retailers, the Company will include sales from its Internet websites in its “comparable sales” performance statistic versus the prior year, the same way the Company currently does for its “comparable retail sales” figure. Beginning in fiscal 2012, the Company will no longer report a “comparable store sales” statistic which excludes Internet sales. Since the Company has numerous cross-channel marketing initiatives and since it aims to serve its customer in whichever channel she chooses to shop, the Company believes the inclusion of sales from its Internet “stores” or websites is a more meaningful way of reporting the Company’s comparable sales results.

“Thus far in the first quarter of fiscal 2012, our sales have been weaker than originally planned, and we are continuing to need price promotional activity and additional markdowns to spur sales and manage inventory. Our quarter-to-date comparable sales are trending down approximately 4%. Our financial guidance for the first quarter of fiscal 2012 is as follows:

•	Net sales in the $138 to $142 million range.

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 9

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A comparable sales decrease of between 0.5% and 3.5%. We project the cannibalization impact of the Macy’s leased department expansion to hurt our first quarter comparable sales by between 1 and 2 percentage points.

•	GAAP diluted earnings per common share of between $0.17 and $0.26 per share, versus the GAAP diluted earnings per share of $0.40 for the first quarter of fiscal 2011.

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Non-GAAP adjusted diluted earnings per common share (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) of between $0.20 and $0.29 per share, versus comparably adjusted non-GAAP diluted earnings per share of $0.44 for the first quarter of fiscal 2011.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

a.	Increase comparable sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

b.	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

d.	Continue to close underperforming stores.

3.	In addition to achieving increased comparable sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.	International expansion

b.	Potential growth of our leased department and licensed relationships

c.	Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales

d.	Selective new store openings and relocations in the U.S. and Canada

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 10

e.	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.”

Mr. Krell concluded, “We are proud of what we have accomplished in the past three years to significantly improve our Company’s profitability and financial position, even in the face of a challenging sales environment, while also making investments and pursuing targeted initiatives for profitable future sales growth. At the same time, we are not complacent and we are not satisfied with our sales performance, although we recognize that over the past three years we have faced the dual challenges of a deep recession and a 7.2% decrease in births in the United States for 2010 (the most recent reported birth information) versus 2007. We are focused on continuing to improve our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation and customer experience. We are confident in our ability to continue to manage our business through this uncertain consumer environment and to continue to make progress towards our key corporate goals.”

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2011 earnings and future financial guidance. You can participate in this conference call by calling (866) 788-0546. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “92370947.” In the event that you are unable to participate in the call, a replay will be available through Thursday, December 1, 2011 by calling (888) 286-8010. The passcode for the replay is “27856454.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2011, Destination Maternity operates 2,352 retail locations, including 658 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply

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DESTINATION MATERNITY REPORTS FISCAL 2011 RESULTS	Page 11

relationships in India, the Middle East and South Korea. As of September 30, 2011, Destination Maternity has 66 international franchised locations, including 51 shop-in-shop locations and 15 Destination Maternity branded stores.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding the continuation of the regular quarterly cash dividends, the trading liquidity of our common stock, earnings, net sales, comparable sales, comparable retail sales, comparable store sales, Internet sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2011	2010 (1)	2011	2010 (1)

Net sales	$129,442	$124,257	$545,394	$531,192
Cost of goods sold	60,602	55,964	248,497	240,166

Gross profit	68,840	68,293	296,897	291,026
Gross margin	53.2%	55.0%	54.4%	54.8%
Selling, general and administrative expenses (SG&A)	63,793	60,440	257,421	251,653
SG&A as a percentage of net sales	49.3%	48.6%	47.2%	47.4%
Store closing, asset impairment and asset disposal expenses	217	338	1,039	2,282
Restructuring and other charges	—	(398)	193	5,658

Operating income	4,830	7,913	38,244	31,433
Interest expense, net	461	723	2,233	3,300
Loss on extinguishment of debt	—	—	37	51

Income before income taxes	4,369	7,190	35,974	28,082
Income tax provision	1,682	2,902	12,986	11,253

Net income	$2,687	$4,288	$22,988	$16,829

Net income per share – basic	$0.21	$0.34	$1.79	$1.37

Average shares outstanding – basic	13,014	12,474	12,820	12,304

Net income per share – diluted	$0.20	$0.33	$1.75	$1.33

Average shares outstanding – diluted	13,179	12,879	13,120	12,691

Supplemental information:
Net income	$2,687	$4,288	$22,988	$16,829
Add: restructuring and other charges, net of tax	—	(248)	120	3,514
Add: stock compensation expense, net of tax	367	274	1,467	1,210
Add: loss on extinguishment of debt, net of tax	—	—	23	32

Adjusted net income, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$3,054	$4,314	$24,598	$21,585

Adjusted net income per share – diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$0.23	$0.33	$1.87	$1.70

(1)	Share and per share amounts have been retroactively adjusted to give effect to the two-for-one stock split on March 1, 2011.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

and Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2011	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$15,285	$24,633
Trade receivables	11,015	10,343
Inventories	90,366	80,735
Deferred income taxes	7,572	8,669
Prepaid expenses and other current assets	6,797	6,667

Total current assets	131,035	131,047
Property, plant and equipment, net	55,854	58,702
Other assets	11,883	15,405

Total assets	$198,772	$205,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$—	$—
Current portion of long-term debt	2,915	5,834
Accounts payable	18,456	19,475
Accrued expenses and other current liabilities	33,680	42,088

Total current liabilities	55,051	67,397
Long-term debt	28,427	39,327
Deferred rent and other non-current liabilities	22,599	26,832

Total liabilities	106,077	133,556
Stockholders’ equity	92,695	71,598

Total liabilities and stockholders’ equity	$198,772	$205,154

SELECTED CONSOLIDATED BALANCE SHEET DATA
Total debt	$31,342	$45,161
Net debt (1)	$16,057	$20,528

(1)	Net debt represents total debt minus cash and cash equivalents and short-term investments.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended
	September 30, 2011	September 30, 2010
Operating Activities
Net income	$22,988	$16,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,769	12,917
Stock-based compensation expense	2,344	1,936
Loss on impairment of long-lived assets	768	1,865
Loss on disposal of assets	270	196
Loss on extinguishment of debt	37	51
Deferred income tax provision (benefit)	2,679	(2,062)
Amortization of deferred financing costs	170	196
Changes in assets and liabilities:
Increase in:
Trade receivables	(680)	(3,814)
Inventories	(9,632)	(1,863)
Prepaid expenses and other current assets	(1,634)	(1,310)
Other non-current assets	(26)	(4)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(5,525)	(1,028)
Deferred rent and other non-current liabilities	(3,085)	2,065

Net cash provided by operating activities	21,443	25,974

Investing Activities
Withdrawal from (contribution to) grantor trust	1,504	(1,500)
Capital expenditures	(12,270)	(10,448)
Purchase of intangible assets	(313)	(293)

Net cash used in investing activities	(11,079)	(12,241)

Financing Activities
Decrease in cash overdraft	(1,147)	550
Repayment of long-term debt	(13,819)	(12,248)
Deferred financing costs	(26)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(2,786)	(960)
Cash dividends paid	(6,901)	—
Proceeds from exercise of stock options	2,285	1,369
Excess tax benefit from exercise of stock options and restricted stock vesting	2,695	1,563

Net cash used in financing activities	(19,699)	(9,726)

Effect of exchange rate changes on cash and cash equivalents	(13)	—

Net (Decrease) Increase in Cash and Cash Equivalents	(9,348)	4,007
Cash and Cash Equivalents, Beginning of Year	24,633	20,626

Cash and Cash Equivalents, End of Year	$15,285	$24,633

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Adjusted EBITDA Before Restructuring and Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Restructuring and Other Charges

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010

Net income	$2,687	$4,288	$22,988	$16,829
Add: income tax provision	1,682	2,902	12,986	11,253
Add: interest expense, net	461	723	2,233	3,300
Add: loss on extinguishment of debt	—	—	37	51

Operating income	4,830	7,913	38,244	31,433
Add: depreciation and amortization expense	3,214	3,104	12,769	12,917
Add: loss on impairment of long-lived assets	238	166	768	1,865
Add: loss on disposal of assets	24	225	270	196
Add: stock compensation expense	577	438	2,344	1,936

Adjusted EBITDA (1)	8,883	11,846	54,395	48,347
Add: restructuring and other charges	—	(398)	193	5,658

Adjusted EBITDA before restructuring and other charges	$8,883	$11,448	$54,588	$54,005

Net sales	$129,442	$124,257	$545,394	$531,192

Operating income margin (operating income as a percentage of net sales)	3.7%	6.4%	7.0%	5.9%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	6.9%	9.5%	10.0%	9.1%
Adjusted EBITDA margin before restructuring and other charges (adjusted EBITDA before restructuring and other charges as a percentage of net sales)	6.9%	9.2%	10.0%	10.2%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock compensation expense.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share - Diluted

to Adjusted Net Income Per Share – Diluted,

Before Restructuring and Other Charges, Stock Compensation

Expense, and Loss on Extinguishment of Debt

(unaudited)

	Projected for the Year Ending September 30, 2012	Actual for the Year Ended September 30, 2011

Net income per share – diluted (1)	$1.55 to 1.78	$1.75
Add: per share effect of stock compensation expense	0.11	0.11
Add: per share effect of restructuring and other charges	0.00	0.01
Add: per share effect of loss on extinguishment of debt	0.00	0.00

Adjusted net income per share - diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt (1)	$1.66 to 1.89	$1.87

(1)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2012 are based on approximately 13.3 million projected average diluted shares outstanding.

	Projected for the First Quarter Ending December 31, 2011	Actual for the First Quarter Ended December 31, 2010 (1)

Net income per share – diluted (2)	$0.17 to 0.26	$0.40
Add: per share effect of stock compensation expense	0.03	0.04
Add: per share effect of loss on extinguishment of debt	0.00	0.00

Adjusted net income per share - diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt (2)	$0.20 to 0.29	$0.44

(1)	Amounts have been retroactively adjusted to give effect to the two-for-one stock split on March 1, 2011.
(2)	Projected net income and projected adjusted net income per share – diluted for the first quarter ending December 31, 2011 are based on approximately 13.2 million projected average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Restructuring and Other Charges

(in millions, unaudited)

	Projected for the Year Ending September 30, 2012	Actual for the Year Ended September 30, 2011 (1)

Net income	$20.6 to 23.7	$23.0
Add: income tax provision	12.9 to 14.8	13.0
Add: interest expense, net	1.4	2.2
Add: loss on extinguishment of debt	0.0	0.0

Operating income	34.9 to 39.9	38.2
Add: depreciation and amortization expense	12.8	12.8
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.0	1.0
Add: stock compensation expense	2.3	2.3

Adjusted EBITDA	51.0 to 56.0	54.4

Add: restructuring and other charges	—	0.2

Adjusted EBITDA before restructuring and other charges	$51.0 to 56.0	$54.6

(1)	Components do not add to total due to rounding.

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